UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 (Amendment No.1)

Check the appropriate box:

☑ Preliminary Information Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐ Definitive Information Statement

DYNAMIC NATURAL RESOURCES, INC.
(Name of Registrant As Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

☑ No Fee required.
☐ Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was  determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:

☐ Fee paid previously with preliminary materials
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

DYNAMIC NATURAL RESOURCES, INC.
78 South Street
Suite 202
Wrentham, MA 02093

Dear Shareholders:

We are writing to advise you that we have taken and intend to undertake the following actions as was approved on April 1, 2008, by our Board of Directors and with the consent of our majority shareholders:

1.
Approve the Share Exchange Agreement providing for the merger of Universal Tracking Solutions, Inc. (“UTS”) with a subsidiary of the Company formed for this purpose, which requires the issuance of 7,082,500 shares of Company common stock to UTS shareholders and a reverse split of the Company’s common stock on a 1:10 basis as a condition to closing (see “Action 3” below for more information);

2.	Approve the issuance of a dividend of restricted common stock on a 10:1 ratio to the holders of record on September 15, 2006; and

3.	Approve a reverse-split of one (1) share for every ten (10) shares of the Company’s issued and outstanding common stock with a record date of April 15, 2008.

The following table illustrates the dilutive effects of the three proposed corporate actions:

	Pre-Split Number of Shares		%	Post-Split Number of Shares	%
Shareholders of record on April 15, 2008	30,840,334		40.7	3,084,033	21.8
Shareholders of record on Sept. 15, 2006	40,000,000	(1)	59.3	4,000,000	28.2
Former UTS shareholders	0		0	7,082,500	50.0

(1)	Represents additional shares issued to shareholders of record as of September 15, 2006.

We have issued 40,000,000 restricted shares pre-split (4,000,000 shares post-split) as a stock dividend to shareholders of record as of September 15, 2006, and we will be issuing 7,082,500 restricted shares (post-split) to UTS shareholders as part of the proposed merger of UTS with a Company subsidiary.. On April 16, 2008, we effected the reverse-stock split. Accordingly, the cumulative effect of the three corporate actions on the shareholders of record as of April 15, 2008 will be a dilution of their percentage ownership from 40.7% of the Company to 21.8% of the Company.

The merger of UTS will not become effective until the filing with the Nevada Secretary of State of articles and a plan of merger at least 20 days after the date of the mailing of this Information Statement to the Company’s shareholders.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you.  The accompanying information statement is furnished only to inform our shareholders of the actions described above before they take place in accordance with §78 of the Nevada Revised Statutes and Rule 14C of the Securities Exchange Act of 1934, as amended. This Information Statement is first mailed to you on or about ________________.

Please feel free to call us at (508) 463-6290 should you have any questions on the enclosed Information Statement.

For the Board of Directors of DYNAMIC NATURAL RESOURCES, INC.

By:	/s/ Scott Masse
Scott Masse, CEO

DYNAMIC NATURAL RESOURCES, INC.
78 South Street
Suite 202
Wrentham, MA 02093
Telephone: (508) 463-6290

INFORMATION STATEMENT REGARDING
ACTION TO BE TAKEN BY WRITTEN CONSENT OF
MAJORITY SHAREHOLDERS
IN LIEU OF A SPECIAL MEETING

WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

IN GENERAL

This Information Statement is being furnished to the shareholders of Dynamic Natural Resources, Inc. in connection with a Board of Directors resolution and the written consent of a majority of our shareholders authorizing the following three corporate actions:

1.
Approve the Share Exchange Agreement providing for the merger of Universal Tracking Solutions, Inc. (“UTS”) with a subsidiary of the Company formed for this purpose, which requires the issuance of 7,082,500 restricted shares of Company common stock to UTS shareholders and a reverse split of the Company’s common stock on a 1:10 basis as a condition to closing (see “Action 3” below for more information);

2.	Approve the issuance of a dividend of restricted common stock on a 10:1 ratio to the holders of record on September 15, 2006; and

3.	Approve a reverse-split of one (1) share for every ten (10) shares of the Company’s issued and outstanding common stock with a record date of April 15, 2008.

The following table illustrates the dilutive effects of the three proposed corporate actions:

	Pre-Split Number of Shares		%	Post-Split Number of Shares	%
Shareholders of record on April 15, 2008	30,840,334		40.7	3,084,033	21.8
Shareholders of record on Sept. 15, 2006	40,000,000	(1)	59.3	4,000,000	28.2
Former UTS shareholders	0		0	7,082,500	50.0

(1)	Represents additional shares issued to shareholders of record as of September 15, 2006.

We have issued 40,000,000 restricted shares pre-split (4,000,000 shares post-split) as a stock dividend to shareholders of record as of September 15, 2006, and we will be issuing 7,082,500 restricted shares (post-split) to UTS shareholders as part of the proposed merger of UTS with a Company subsidiary.. On April 16, 2008, we effected the reverse-stock split. Accordingly, the cumulative effect of the three corporate actions on the shareholders of record as of April 15, 2008 will be a dilution of their percentage ownership from 40.7% of the Company to 21.8% of the Company.

Following the approval of the above corporate actions, the Company will be recapitalized.  The board resolution provides that: 1) the Company will acquire 100% of UTS’ issued and outstanding shares; UTS will merge with a newly created subsidiary of the Company, and the Company will issue shares to UTS’ current shareholders on a 1:1 basis, 2) the Company will effect a reverse-stock split prior to the UTS merger, and 3) Prior to the reverse stock split, the Company will issue a dividend of common stock to shareholders of record as of September 15, 2006.

This action will become effective __________, 2008, or as soon thereafter as practicable (the "Effective Date") in accordance with the written consent of the holders of a majority of our issued and outstanding voting securities in accordance with the relevant sections of the Nevada Revised Statutes.

Our voting securities consist of solely our common stock and each share of common stock is entitled to one vote.  As of April 1, 2008, there were 30,840,334 shares of our common stock outstanding.

The reverse split is not intended to take the Company private.

There are no plans to acquire any other business with our stock.

 POSSIBLE REGULATORY RISKS ASSOCIATED WITH UTS

UTS may have exposure for possible violations of securities laws in connection with its early financing activities. During the U.S. Securities and Exchange Commission’s (“SEC”) review of UTS’ Form SB-2 registration statement filed November, 2006, the SEC commented that UTS was not able to characterize the proposed securities transaction registration as a re-sale registration of its private placement shares because it did not qualify for certain claimed exemptions from registration. In effect, UTS’ intended private placement of securities  was an unregistered public offering for which a fixed-price registration statement was required.  Accordingly, UTS could have resulting regulatory exposure for non-compliance with the securities registration provisions of state or federal securities laws.  Nevertheless, UTS is proposed to  be a wholly-owned subsidiary of the Company after the above three corporate actions are executed. Accordingly, we believe that any regulatory exposure UTS may have would remain with UTS, but if a monetary sanction were imposed against UTS, such action could negatively impact the Company’s consolidated financial statements.

History of the Proposed Corporate Actions

UTS’ Prior Relationship with the Company

In July 2006, the Company participated in the founding of UTS as a subsidiary of the Company and for a brief period of time was its majority shareholder.  Soon thereafter, the Company published announcements that it was going to spin off UTS to the Company’s shareholders of record as of September 15, 2006.  Meanwhile, UTS had been raising private equity funds and had intended to register the private investors’ UTS shares for re-sale.  UTS had filed a registration statement with the SEC to register for resale the shares it sold in a private placement transaction. The poor timing of the Company’s announcements generated comments from the SEC indicating that the private placement was not exempt from registration. That led UTS to conclude that it and its shareholders had become statutory underwriters, with the result being that a re-sale registration was not possible and that any registered offering would have to be conducted at a fixed price as with an initial public offering of securities.  UTS’ management believed that it could not succeed under its current financial circumstances in creating a market for its shares at a price above what its initial private placement investors had paid. Further, it was taking more than one and a half years to get its registration statement approved. UTS elected to withdraw its registration statement.  UTS’ management has communicated its frustration to the Company.

The Delayed Dividend of UTS Common Stock

Meanwhile, the Company’s public statements in August and September of 2006 about its plan to distribute to its shareholders its 4,000,000 shares of UTS common stock have been relied upon by a large number of Company shareholders, The Company’s shareholders of record as of September 15, 2006 have expected a distribution of the Company’s 4,000,000 UTS shares, on a 1:6 basis, which has not been forthcoming due to the inability of UTS to get a registration statement approved.

On or about September 15, 2006, we had approximately 174 shareholders. On or about April 1, 2008, we had approximately 226 shareholders.  Of the 174 shareholders we had in September 2006, 108 are current shareholders. These 108 shareholders own approximately 80% of the common stock currently issued and outstanding.  Management is aware from periodic communications from our shareholders that they expect the Company to fulfill the September 2006 announcement of a stock dividend.  In the business judgment of Management, we believe that it is prudent to comply with this expectation of shareholders although we may not be legally required to do so.  We are well aware of how much each shareholder has invested in the Company and how you would like to see a return on your investment. We are now taking steps to reward your patience as set forth in this Information Statement, in particular the section below entitled, “The Remedial Plan.”

The Reverse Stock Split

Management has also considered the merits of reversing the number of outstanding shares of the Company’s common stock. A reverse stock split solves two matters: (1) it is believed that a reverse-split of the Company’s common stock will boost the price per share, and (2) at the same time, will enable UTS shareholders to exchange their shares for Company shares at a ratio that will not require the Company to increase its number of authorized shares.  A reverse-split also became a condition precedent to completion of the merger with UTS.

Genesis of the Remedial Plan

Discussions between UTS and the Company commenced on or about March 10, 2008 and led to the execution of a binding term sheet and respective board and majority shareholders’ approvals on April 1, 2008.

The proposals for a stock dividend and for a reverse stock split arose incidentally in connection with the Board’s discussions with advisors concerning the proposed merger with UTS. The Board considered that the timing of the UTS merger would coincide with its desire to satisfy the requests of some of its September 15, 2006 shareholders for a stock dividend. Likewise, the Board was mindful of its falling per share stock price and had considered that a reverse stock split would boost its share price while not requiring additional efforts or actions to the ongoing effort to realize revenues from its oil and gas interests.

In discussions with UTS’ management about a possible merger, UTS insisted that any agreement with the Company would require the Company to issue UTS shareholders an amount of stock that would equate to at least half of the issued and outstanding common stock of the Company. Without increasing the Company’s authorized common stock, this could not be achieved, unless the issued and outstanding common stock was reduced in relative percentage. The Board concluded that share split could be effected simultaneously with the merger and simultaneously with the stock dividend to complete our goals at one time. In effect, the reverse stock split had to be effected first because it became a condition precedent to the closing of the merger. The Board and majority shareholder consent to approval of the three actions proposed in this Information Statement occurred on April 1, 2008, and the reverse stock split was effected on April 16, 2008. UTS’ shareholders then proceeded to review and execute the Share Exchange Agreement commencing on May 1, 2008.

The Remedial Plan

The Company proposes to remedy the above concerns by: (1) merging UTS with a subsidiary of the Company created for this purpose, (2) distributing a stock dividend of Company shares to its September 15, 2006 shareholders, and (3) executing a reverse-split of its common stock.  UTS will appoint two (2) directors to the Company’s board of directors, Messrs. Keith A. Tench and Terrell J. Horne. The common stock issued in the proposed merger and in the stock dividend will be the Company’s common stock, par value $0.0001 per share. The term sheet for the proposed merger contained a condition precedent to the Share Exchange Agreement that the Company shall have effected a reverse split of its common stock and issued a stock dividend to the September 15, 2006 Company shareholders.

There are two reasons for effecting a reverse-split.  One reason is that the Company’s stock price has been trading in 2008 prior to the reverse-split at around $0.02/share.  The depressed stock price is reflective of the fact that the Company’s current oil and gas enterprise has not achieved the growth expected.  By effecting a reverse-split, the Company’s shares will initially trade at approximately ten times its March 2008 market price.  The other reason is that a reverse-split effects parity between the relative pre-split valuations of the Company and UTS.  UTS has made significant progress in the execution of its business plan, and the Company and UTS believe that the combined enterprise will yield a greater overall value to the Company’s shareholders.  However, UTS believes and the Company agrees that if a reverse-split is not effected prior to the merger of UTS that UTS’ shareholders would be owners of more than all of the authorized common stock of the Company.  A shareholder vote would be required to increase the Company’s authorized shares before acquiring UTS.  The reverse-split is not expected to result in federal tax consequences for shareholders. Ultimately, the reverse stock split became a required term of the proposed merger.

The merger of UTS also enables the September 15, 2006 Company shareholders to have an opportunity for appreciation in their stock based upon the anticipated positive performance of UTS as a subsidiary of the Company. By issuing the September 15, 2006 shareholders ten (10) Company shares for every one (1) Company share held on September 15, 2006, these shareholders will be rewarded for their patience and will receive stock in a more favorable ratio as expected, albeit they will participate in UTS through its success as our subsidiary instead of receiving shares of UTS directly as contemplated in September 2006. The September 15, 2006 Company shareholders will receive a total of 40,000,000 pre-reverse-split Company shares (effectively 4,000,000 post-split shares distributed pro rata on a 1:6 basis), while in 2006 they would have received 4,000,000 UTS shares on a 1:6 basis.  The distribution is expected to be accounted for as a taxable dividend. Ultimately, the stock dividend issued to the September 15, 2006 shareholders became a required term of the proposed merger.

The determination that the stock exchange will be effected on a 1:1 basis was made through negotiation based on the perception of management of both companies based upon each companies financial performance over the last two quarters. In the estimations of management of both companies, UTS is anticipated to contribute significantly and to a greater extent than the Company's performance without UTS' participation. This projection cannot be quantified as UTS' performance will depend on its ability to get financing, which will happen only after the merger is approved and it becomes a subsidiary of the Company.

Current Company shareholders will be diluted after the effective date of the proposed remedial plan.

The elimination of the need for a special meeting of the shareholders to approve the corporate actions is authorized by §78.320 of the Nevada Revised Statutes.  This Section provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on a matter were present and voted, may be substituted for the special meeting. In order to eliminate the costs and management time involved in holding a special meeting and in order to effect the Amendment as early as possible in order to accomplish the purposes of the Company, the Board of Directors of the Company voted to utilize the written consent of the majority shareholders of the Company.

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our voting securities held of record by them, and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

A majority, 51%, of the Company’s shareholders have approved in writing the Board resolution approving the three corporate actions proposed herein.  Accordingly, we are not soliciting shareholder proxies.  This Information Statement is furnished only to inform our shareholders of the proposed actions and to inform them of their dissenter’s rights under Nevada law.  Shareholders only have the right to dissent from the proposed merger with UTS.  For more information on the right to dissent, please see the section entitled, “Dissenter’s Rights” and the Nevada Revised Statute sections provided on pages 10, 11, 24, 25, and Exhibit 1.

This Information Statement is first being mailed on or about _____________ to our shareholders and is being delivered to inform you of the corporate actions described herein in accordance with 14c-2 of the Securities Exchange Act of 1934. No dissenter's rights are afforded to our shareholders under Nevada law as a result of the reverse-split, but dissenter’s rights apply to the other corporate actions proposed herein.

Description of Company Stock

Dynamic is currently authorized to issue 100,000,000 shares of common stock with a par value of $.0001 per share. The Company has only one class of stock.

Each outstanding share of Dynamic common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors.  A majority of the shares entitled to vote is required to approve any matter submitted for a vote.  There is no cumulative voting with respect to the election of directors.  A quorum requires that the holders of a majority of the outstanding shares of common stock be present, either in person or by proxy.  The holders of Dynamic common stock possess the exclusive voting power.

Holders of Dynamic common stock have no conversion or redemption rights or preemptive rights to subscribe for any of Dynamic’s common stock.  All shares of Dynamic common stock have equal dividend, liquidation and other relative rights.

Holders of Dynamic common stock are entitled to dividends on a pro rata basis upon a declaration of dividends by the board of directors. Dividends are payable only out of funds legally available for the payment of dividends.  The board is not required to declare dividends and it is expected that the board of directors of Dynamic, following the Share Exchange, will retain earnings to finance the development of Dynamic’s business.

There are no provisions in the Dynamic Certificate of Incorporation or Bylaws that would delay, defer or prevent a change in control of Dynamic.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Our common stock is traded on the OTCBB under the ticker symbol “DNRI”.  As of April 1, 2008, there were an estimated 226 stockholders of record our common stock. OTCBB quotations reflect inter-dealer prices, without adjustment for retail mark-ups, markdowns or commissions and may not represent actual transactions. The following table sets forth, for the periods indicated, the high and low closing bid price for our common stock as reported by the OTCBB.

Quarter Ended	High	Low
March 31, 2008	$0.06	$0.012
December 31, 2007	$0.06	$0.06
September 28, 2007	$0.13	$0.13
June 30, 2007	$0.17	$0.17
March 30, 2007	$0.20	$0.19
December 31, 2006	$0.35	$0.13
September 30, 2006	$0.72	$0.10
June 30, 2006*	N/A	N/A

 * We commenced trading July, 2006

Dividend Policy

We have not declared or paid any dividends on our common stock since our incorporation. We currently intend to retain earnings for our capital needs and expansion of our business and do not anticipate paying cash dividends on the common stock in the foreseeable future. We expect that any loan agreements we enter into in the future will likely contain restrictions on the payment of dividends on our common stock. Future policy with respect to dividends will be determined by our Board of Directors based upon our earnings and financial condition, capital requirements and other considerations.

Description of Dynamic Natural Resources, Inc.

Dynamic was incorporated in the State of Nevada on November 29, 2005. Formerly known as Value Consulting, Inc., and Smarts Oil & Gas, Inc., the Company changed its name to Dynamic Natural Resources, Inc. in September, 2007. Dynamic was created to pursue an interest in the burgeoning oil and gas market and is pursuing oil producing assets in the Illinois basin.  Our principal executive office is located at 78 South Street, Wrentham, MA 02093, and our telephone number is (508) 463-6290. We currently have two employees, both officers of the Company, and work primarily through independent contractors to operate and manage our lease interests. Our website address is www.dynamicnaturalresources.com.

For the fiscal year ended December 31, 2007, Dynamic had total assets of $351,521 and total liabilities of $24,773.  Dynamic had a net loss of $554,527.

At March 31, 2008 Dynamic had total assets of $344,062 in cash and total liabilities of $16,577.  Dynamic had a net loss of $23,563 for the three month period ended March 31, 2008.

Dynamic is not presently a party to any material litigation, nor to the knowledge of management, is any such litigation threatened.

Dynamic’s audited Financial Statements are included in its Form 10-KSB, filed on March 24, 2008, and its unaudited quarterly financial statements are included in its Form 10-QSB filed on May 13, 2008.  Both documents are available at the Securities and Exchange Commission’s website, at www.sec.gov, by following the link to “Filing and Forms (EDGAR),” then “Search for Company Filings”, then “Companies & Other Filers” and then entering the word DYNAMIC NATURAL RESOURCES, INC.

ACTION 1:                                STOCK DIVIDEND TO SHAREHOLDERS OF RECORD ON SEPTEMBER 15, 2006

Reasons for the Proposal

The Company was a founding shareholder of UTS in July 2006 and retained 4,000,000 shares of UTS common stock.  The Company quickly announced plans to spin-off UTS or distribute its UTS shares as a dividend to its shareholders, on a one-for-six basis, but the transaction never occurred.  Meanwhile, UTS engaged in private capital raising efforts between August 2006 and February 2007 while attempting to register for re-sale these same securities. Ultimately, UTS’ attempts to get its registration statement approved by the SEC while simultaneously positioning the existing shareholders to be able to liquidate their investments at a profit were abandoned due to lack of capital to correct the registration statement and comply with probable state blue sky requirements.

Management of UTS and the Company tentatively agreed in April 2008 to return UTS to subsidiary status, enabling UTS shareholders to own relatively liquid stock of the Company while boosting the Company’s financial statements with UTS’ promising operations.

By agreeing to the UTS merger, the Company eliminated the possibility that it could meet its outstanding overture to the September 15, 2006 shareholders to give them stock in UTS, because after the consummation of the proposed merger of UTS the Company will be the 100% owner of UTS. UTS’ management likewise would prefer at this juncture that UTS not be a stand-alone publicly owned company.  Therefore, to accommodate the interests of the September 15, 2006 shareholders, the Company effectively gave them one (1) share of post-split Company restricted common stock for every six (6) shares they held, which will enable them to participate in UTS’ financial performance as it will be consolidated with the Company’s. We have issued 40,000,000 restricted shares pre-split (4,000,000 shares post-split) as a stock dividend to shareholders of record as of September 15, 2006.

Anti-Takeover Effects

The three proposed corporate actions, after being effectuated, will have the effect of decreasing the number of authorized and issued common stock while leaving unchanged the number of authorized shares of common stock.  We will continue to have 100 million shares of authorized common stock after the reverse split, stock dividend, and merger with UTS. However, the number of authorized but unissued shares of Common Stock effectively will be increased significantly by the reverse split because the 30,840,334 shares outstanding prior to the reverse split, approximately 31% of the 100 million authorized shares, will be reduced to approximately 3,084,033 shares, or 3.1% of the 100 million authorized shares. After the effective date of the merger and taking into account all shares issued as a result of the stock dividend, we will have a total of approximately 14,166,534 shares issued and outstanding, or 14.2% of the authorized shares. In the future, if additional authorized shares are issued, it may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of common stock. The effective increase in the number of authorized, but unissued shares of Common Stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Company’s Certificate of Incorporation or Bylaws. Such a use of these additional authorized shares could render more difficult, or discourage, an attempt to acquire control of the Company through a transaction opposed by the Board of Directors. At this time, the Board of Directors does not have plans to issue any shares of Common Stock resulting from the effective increase in the number of our authorized, but unissued shares generated by the reverse stock split.

Certain Federal Income Tax Consequences

The stock dividend is expected to result in taxable income to the recipient shareholder.  The state and local tax consequences of the reverse stock split may vary significantly as to each shareholder, depending upon the state in which he or she resides.

The foregoing summary is included for general information only. Accordingly, shareholders are urged to consult their own tax advisors with respect to the Federal, State and local tax consequences of the stock dividend.

Approval by Shareholders

Fifty-one percent (51%) of the Company’s shareholders have approved the Board resolution calling for the issuance of a stock dividend to the September 15, 2006 shareholders of record.  Accordingly, we are not soliciting shareholder proxies.  The elimination of the need for a special meeting of the shareholders to approve the stock dividend is authorized by §78.320 of the Nevada Revised Statutes.  This Section provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on a matter were present and voted, may be substituted for the special meeting. In order to eliminate the costs and management time involved in holding a special meeting and in order to effect the stock dividend as early as possible in order to accomplish the purposes of the Company and UTS, the Board of Directors voted to utilize the written consent of the majority shareholders of the Company.

Rights of Dissenting Stockholders

Under Nevada Law shareholders are entitled to dissenter’s rights of appraisal with respect to the issuance of shares to the shareholders of record on September 15, 2006.

The following discussion is not a complete statement of the law pertaining to dissenters’ rights under Title 7 of the Nevada Revised Statutes, referred to as the NRS, and is qualified in its entirety by the full text which is comprised of Chapter 92A, which is reprinted in its entirety as Appendix C to this information statement.  Any Dynamic shareholder who desires to exercise his or her dissenters’ rights should review carefully sections 420 (Prerequisites to Demand for Payment for Shares), section 440 (Demand for Payment and Deposit of Certificates; Retention of Rights of Stockholder), and section 460 (Payment for Shares, General Requirements) is urged to consult a legal advisor before electing or attempting to exercise his or her rights.  All references in Chapter 92A to a “shareholder” and in this summary to a “Dynamic shareholder” or a “holder of Dynamic stock” are to the record holder of shares as to which dissenters’ rights are asserted.

Dynamic stockholders who oppose or dissent to the Share Exchange have a right to receive cash, in exchange for their shares of Dynamic common stock, for the fair value of their Dynamic common stock in accordance with procedures prescribed by Nevada law.

Dynamic stockholders who oppose the Share Exchange may elect to receive payment in cash for their shares of Dynamic common stock.  If you elect to receive payment in cash for your Dynamic common stock, you must notify Dynamic in writing on or before __________, 2008, state the number of shares you wish to sell, and enclose a properly endorsed share certificate(s) representing the number of shares of Dynamic common stock being surrendered.  Upon receiving such notice, together with the properly endorsed share certificate(s), Dynamic’s board of directors will determine the fair value of your shares.

Any Dynamic stockholder who contemplates exercising a dissenter’s right to receive cash for the fair value of his or her common stock is urged to read carefully sections 420, 440, and 460 of Chapter 92A of Title 7 of the Nevada Revised Statutes, attached to this Information Statement as Appendix C.

Subject to the exceptions stated below, holders of Dynamic stock who comply with the applicable procedures summarized below will be entitled to dissenters’ rights.

What Are Dissenters’ Rights?  Dynamic shareholders who follow the proper procedures will be entitled to receive from Dynamic the fair value of their shares, calculated as of the close of business on the date on which Dynamic’s shareholders approved the Share Exchange.  Fair value takes into account all relevant factors but excludes any appreciation or depreciation in anticipation of the Share Exchange.  Dynamic shareholders who elect to exercise their dissenters’ rights must comply with all of the procedures to preserve those rights.

Notice of Intention to Dissent.  If you wish to exercise your dissenters’ rights, you must follow the procedures set forth in Appendix C.  You must file a written notice of intention to demand the fair value of your shares with the Chairman of the Board of Dynamic prior to [Date].  You must not vote your shares in favor of the proposed action.  The notice of approval will state where and when a demand for payment must be sent and where the certificates for eligible shares must be deposited in order to obtain payment.  The notice of approval will also supply a form for demanding payment which includes a request for certification of the date on which the holder, or the person on whose behalf the holder dissents, acquired beneficial ownership of the shares.

If you assert your dissenters’ rights, you must ensure that Dynamic receives your demand form and your certificates on or before the demand deadline, which will be 30 days after the date of the notice of approval.  All mailings to Dynamic are at your risk.  Accordingly, Dynamic recommends that your notice of intention to dissent, demand form and stock certificates be sent by certified mail only, by overnight courier or by hand delivery.

If you fail to file a notice of intention to dissent, fail to complete and return the demand form, or fail to deposit stock certificates with Dynamic, each within the specified time periods, you will lose your dissenters’ rights under the Nevada Revised Statutes.  You will retain all rights of a shareholder, or beneficial owner, until those rights are modified by completion of the Share Exchange.

Payment of Fair Value by Dynamic.  All dissenters, wherever residing, whose demands have not been settled will be made parties to any appraisal proceeding.  The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value.  Each dissenter made a party will be entitled to recover an amount equal to the fair value of the dissenter’s shares, plus interest, or if Dynamic previously remitted any amount to the dissenter, any amount by which the fair value of the dissenter’s shares is found to exceed the amount previously remitted, plus interest.

A DISSENTING STOCKHOLDER MUST STRICTLY ADHERE TO THE PROCEDURAL STEPS PRESCRIBED BY CHAPTER 92A IN ORDER TO PERFECT DISSENTERS’ RIGHTS.  THE FAILURE OF A DYNAMIC STOCKHOLDER TO COMPLY WITH THESE PROCEDURAL STEPS WILL RESULT IN THE STOCKHOLDER RECEIVING DYNAMIC SHARES IN EXCHANGE FOR HIS OR HER DYNAMIC SHARES BASED ON THE EXCHANGE RATIO SET FORTH IN THE SHARE EXCHANGE AGREEMENT.

ACTION 2:                                REVERSE SPLIT OF COMMON STOCK

Reasons for the Proposal

There are two reasons for effecting a reverse-split.  One reason is that the Company’s stock price has been trading in 2008 prior to the reverse-split at around $0.02/share.  The depressed stock price is reflective of the fact that the Company’s current oil and gas enterprise has not achieved the growth expected.  By effecting a reverse-split, the Company’s shares will initially trade at approximately ten times its March 2008 market price.  Management was considering a reverse split of the Company’s common stock independently from the proposal to merge UTS, but did not have a target share price in mind. The coincidence of timing of the proposal to merge UTS enabled Management to focus on the exchange ratio between UTS and the Company’s common stock and to negotiate with UTS on the appropriate ratio.  Thus, a reverse-split effects parity between the relative pre-split valuations of the Company and UTS.  UTS has made significant progress in the execution of its business plan, and the Company and UTS believe that the combined enterprise will yield a greater overall value to the Company’s shareholders.  However, UTS believes and the Company agrees that if a reverse-split is not effected prior to the merger of UTS that UTS’ shareholders would be owners of more than all of the authorized common stock of the Company.  A shareholder vote would be required to increase the Company’s authorized shares before acquiring UTS.  The reverse-split is not expected to result in federal tax consequences for shareholders.

As a result of the execution of the term sheet with UTS, as a condition precedent to the proposed merger the Company effected a 10:1 reverse-split. The purpose of the reverse-split was to increase the Company’s share price from approximately $0.02 to $0.20 while at the same time enabling the UTS shareholders to receive common stock without causing a need to amend the Company’s articles of incorporation to increase its authorized stock.  The relative dilution of the Company’s shareholders is reflective of UTS’ relative anticipated contribution to the Company in comparison with its current lack of financial performance.

The following table illustrates the dilutive effects of the three proposed corporate actions:

	Pre-Split Number of Shares		%	Post-Split Number of Shares	%
Shareholders of record on April 15, 2008	30,840,334		40.7	3,084,033	21.8
Shareholders of record on Sept. 15, 2006	40,000,000	(1)	59.3	4,000,000	28.2
Former UTS shareholders	0		0	7,082,500	50.0

(1)	Represents additional shares issued to shareholders of record as of September 15, 2006.

Accordingly, the cumulative effect on the shareholders of record as of April 15, 2008 will be a dilution of their percentage ownership from 40.7% of the Company to 21.8% of the Company.

Because brokerage commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current share price of our common stock can result in individual shareholders paying transaction costs (commissions, markups or markdowns) that represent a higher percentage of their total share value than would be the case if the share price were substantially higher. This factor also may limit the willingness of institutions to purchase our common stock at its current price levels. No assurance exists that the opinions of the Company will prove correct.

For these reasons our Board of Directors has chosen to adopt and recommend the share split. We are not, however, a party to any binding agreement, acquisition agreement or agreement to raise additional working capital other than which has been publicly announced, nor can we be certain that the reverse stock split will have a long-term positive effect on the market price of our common stock or increase our abilities to enter into financing arrangements in the future. We have no plans, proposals or arrangements, written or otherwise, to acquire any business or engage in any investment opportunity with the shares freed up by the reverse stock split.

The reverse stock split will not affect the par value of our common stock. As a result, on the Effective Date, the stated capital on our balance sheet attributable to our common stock will be reduced in proportion with the reverse stock split and our additional paid-in capital account will be credited with the amount by which the stated capital is reduced. These accounting entries will have no impact on total shareholders' equity. All share and per share information will be retroactively adjusted following the Effective Date to reflect the reverse stock split for all periods presented in future filings.

Description of the Reverse-Split Transaction

As of April 1, 2008, there were 30,840,334 shares of our common stock outstanding.  Our common stock is the only class of voting securities. Each share of common stock has one vote per share.

The reverse stock split had the following effects upon our common stock:

1. The number of shares owned by each holder of common stock was reduced tenfold;

2. The number of shares of our common stock which will be issued and outstanding after the reverse stock split will be reduced from 30,840,334 shares of our common stock to approximately 3,084,033 shares, subject to rounding and including the issuance of 3,370,490 pre-split shares pursuant to Regulation D.1 All fractional share amounts resulting from the reverse stock split will be rounded to the nearest whole new share, unless this will result in a shareholder owning less than one share, in which case the minimum a shareholder will receive is one share.  Accordingly, the number of shareholders will not change as a result of the reverse stock split.

3. The per share loss and net book value of our common stock will be increased because there will be a lesser number of shares of our common stock outstanding;

4. The par value of the common stock will remain $0.0001 per share;

5. The stated capital on our balance sheet attributable to the common stock will be decreased 10 times its present amount and the additional paid-in capital account will be credited with the amount by which the stated capital is decreased; and

6. All outstanding options, warrants, and convertible securities entitling the holders thereof to purchase shares of common stock will enable such holders to purchase, upon exercise thereof, 10 times fewer of the number of shares of common stock which such holders would have been able to purchase upon exercise thereof immediately preceding the reverse stock split, at the same aggregate price required to be paid therefore upon exercise thereof immediately preceding the reverse stock split.

The reverse stock split will not affect the number of our authorized shares of common stock which will remain at 100,000,000 shares.
_____________________________
1 On April 1, 2008, a total of 3,370,490 shares of restrictive common stock were issued.  Scott Masse received 1,730,000 shares as officer compensation. The remaining shares were issued to 11 investors for private investments made pursuant to Regulation D.

Because the market price of our common stock is also based on factors which may be unrelated to the number of shares outstanding, including our performance, general economic and market conditions and other factors, many of which are beyond our control, the market price per new share of the New Shares may not rise or remain constant in proportion to the reduction in the number of Old Shares outstanding before the reverse stock split. Accordingly, the total market capitalization of common stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split. In the future, the market price of common stock following the reverse stock split may not equal or exceed the market price prior to the reverse stock split. In many cases, the total market capitalization of a company following a reverse stock split is lower than the total market capitalization before the reverse stock split.

Manner of Effecting the Stock Split

NASDAQ effected the reverse stock split on April 16, 2008 (the Effective Date of the reverse-split), and the split was reported to our stock transfer agent.  NASDAQ increased the quote of our common stock by a factor of 10.

Following the Effective Date, the share certificates representing the Old Shares will continue to be valid. In the future, new share certificates will be issued reflecting the effect of the reverse stock split, but this in no way will effect the validity of your current share certificates. The reverse split occurred on the Effective Date without any further action on the part of our shareholders. After the Effective Date, each share certificate representing Old Shares will be deemed to represent 1/10th share of our common stock. Certificates representing New Shares will be issued in due course as Old Share certificates are tendered for exchange or transfer to our transfer agent, Florida Atlantic Stock Transfer, Inc. We request that shareholders do not send in any of their stock certificates at this time.

As applicable, new share certificates evidencing New Shares that are issued in exchange for Old Shares representing restricted shares will contain the same restrictive legend as on the old certificates if the restriction period has not expired. Also, for purposes of determining the term of the restrictive period applicable to the New Shares, the time period during which a shareholder has held their existing pre-split shares will be included in the total holding period.

Certain Federal Income Tax Consequences

The reverse stock split should not result in any recognition of gain or loss. The holding period of the New Shares will include the shareholder's holding period for the corresponding Old Shares owned prior to the reverse stock split. The adjusted basis of the New Shares (including the original shares) will be equal to the adjusted basis of a shareholder's original shares. Notwithstanding the foregoing, the federal income tax consequences of the receipt of an additional share in lieu of a fractional interest is not clear but may result in tax liabilities which should not be material in amount in view of the low value of the fractional interest. Our beliefs regarding the tax consequence of the reverse stock split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident foreign individuals, broker-dealers and tax exempt entities. The state and local tax consequences of the reverse stock split may vary significantly as to each shareholder, depending upon the state in which he or she resides.

The foregoing summary is included for general information only. Accordingly, shareholders are urged to consult their own tax advisors with respect to the Federal, State and local tax consequences of the reverse stock split.

Anti-Takeover Effects

The three proposed corporate actions, after being effectuated, will have the effect of decreasing the number of authorized and issued common stock while leaving unchanged the number of authorized shares of common stock.  We will continue to have 100 million shares of authorized common stock after the reverse split, stock dividend, and merger with UTS. However, the number of authorized but unissued shares of Common Stock effectively will be increased significantly by the reverse split because the 30,840,334 shares outstanding prior to the reverse split, approximately 31% of the 100 million authorized shares, will be reduced to approximately 3,084,033 shares, or 3.1% of the 100 million authorized shares. After the effective date of the merger and taking into account all shares issued as a result of the stock dividend, we will have a total of approximately 14,166,534 shares issued and outstanding, or 14.2% of the authorized shares. In the future, if additional authorized shares are issued, it may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of common stock. The effective increase in the number of authorized, but unissued shares of Common Stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Company’s Certificate of Incorporation or Bylaws. Such a use of these additional authorized shares could render more difficult, or discourage, an attempt to acquire control of the Company through a transaction opposed by the Board of Directors. At this time, the Board of Directors does not have plans to issue any shares of Common Stock resulting from the effective increase in the number of our authorized, but unissued shares generated by the reverse stock split.

Approval by Shareholders

Fifty-one percent (51%) of the Company’s shareholders have approved the Board resolution calling for the reverse stock split.  Accordingly, we are not soliciting shareholder proxies.  The elimination of the need for a special meeting of the shareholders to approve the reverse stock split is authorized by §78.320 of the Nevada Revised Statutes.  This Section provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on a matter were present and voted, may be substituted for the special meeting. In order to eliminate the costs and management time involved in holding a special meeting and in order to effect the reverse stock split early as possible in order to accomplish the purposes of the Company and UTS, the Board of Directors voted to utilize the written consent of the majority shareholders of the Company.

Rights of Dissenting Stockholders

Because the reverse stock split is pro rata, shareholders do not have dissenter’s rights under Nevada law.

ACTION 3:                                MERGER OF UTS WITH AND INTO A NEWLY-CREATED SUBSIDIARY OF THE COMPANY

Reasons for the Proposal

Merging UTS into a newly-created subsidiary of the Company solves a number of dilemmas facing the Company.  The Company has been the subject of complaints from its shareholders and from UTS management regarding the August and September 2006 announcements about the formation of UTS as a subsidiary of the Company, its promising business plan, and the subsequent inability of the Company to execute its announced plan to distribute to shareholders its holdings of UTS common stock.  Company shareholders have expected the distribution of UTS and have complained since then to Management about their lack of receipt of registered UTS common stock. Meanwhile, UTS’ inability to register for resale its private placement investors has resulted from the Company’s premature public announcements in 2006.  UTS’ resulting lack of liquidity has caused complaints from its shareholders, which in turn has caused UTS to complain to the Company.  In the estimation of UTS’ management, its shareholders are not likely to be able to resell their UTS common stock without an acquisition, and UTS’ financing has dried up to make unaffordable its own initial public offering.  Both UTS and the Company are aware of the potential for civil actions being filed in these circumstances although no such actions have actually been threatened or filed.

The proposed merger enables UTS to start anew.  By exchanging UTS’ shareholders common stock for newly issued Company shares, the UTS shareholders become liquid after the expiration of a period of restriction. In addition, UTS, as a subsidiary of the Company, will have access to needed capital because of the Company’s public reporting company status.  If UTS can get adequately capitalized, management of the Company and of UTS believe that UTS is likely to be profitable and to experience rapid growth.  In addition, the merger of UTS enables all shareholders, including the September 15, 2006 Company shareholders, to have an opportunity for appreciation in their Company stock based upon the anticipated positive performance of UTS as a subsidiary of the Company. In conjunction with the proposed stock dividend, by issuing the September 15, 2006 shareholders ten (10) Company shares for every one (1) Company share held on September 15, 2006, these shareholders will be rewarded for their patience and will receive stock in a more favorable ratio than expected, albeit they will participate in UTS through its success as our subsidiary instead of receiving shares of UTS directly as contemplated in September 2006. The September 15, 2006 Company shareholders will receive a total of 40,000,000 pre-reverse-split Company shares (effectively 4,000,000 post-split shares distributed pro rata on a 1:6 basis), while in 2006 they would have received 4,000,000 UTS shares on a 1:6 basis.

The proposed merger of UTS will take the form of a merger with Dynamic Merger Sub, Inc., a wholly owned subsidiary of the Company created for the purpose of merging with UTS.  Current UTS shareholders will exchange their UTS common stock, representing 7,082,500 shares, in exchange for 7,082,500 restricted shares of Company common stock.  Thereafter, UTS’ former shareholders will control 50% of the outstanding common stock of the Company. There will not be any material differences in the rights of security holders as a result of the proposed transaction.

The determination that the share exchange with UTS shareholders will be effected on a 1:1 basis was made through negotiation based on the perception of management of both companies based upon each company’s financial performance over the last two quarters. In the estimations of management of both companies, UTS is anticipated to contribute significantly and to a greater extent than the Company's performance without UTS' participation. This projection cannot be quantified as UTS' performance will depend on its ability to get financing, which will happen only after the merger is approved and it becomes a subsidiary of the Company.

Terms of the Share Exchange Agreement

The Share Exchange Agreement between Dynamic Merger Shell, Inc. and the Shareholders of Universal Tracking Solutions, Inc. (the “Plan of Share Exchange”) generally provides for the following:

1)
Universal Tracking Solutions, Inc. will become a wholly-owned subsidiary of Dynamic Natural Resources, Inc. upon the execution of the terms of the Plan of Share Exchange and compliance with the requirements of the laws of Nevada with respect to share exchange transactions;

2)
Dynamic Natural Resources, Inc. shall issue and deliver to UTS shareholders Seven Million Eighty-Two Thousand Five Hundred (7,082,500) shares of Dynamic’s validly issued, fully-paid and non-assessable restricted Common Stock, $0.0001 par value per share in exchange for UTS’ shareholders’ transfer of their 64% ownership interest in UTS or 7,082,500 book entry shares of UTS common stock, $0.0001 par value per share (the "UTS Shares") constituting all of the issued and outstanding capital stock of UTS not owned by Dynamic Natural Resources, Inc., upon the terms, provisions, and conditions and for the consideration hereinafter set forth in the Share Exchange Agreement, and thereby making UTS a wholly-owned subsidiary of the Company;

3)
Upon the effectiveness of the Plan of Share Exchange, each outstanding share of Universal Tracking Solutions, Inc. will be converted into a single share of Dynamic Natural Resources, Inc. without any action on the part of the holder thereof; and

4)	The Plan of Share Exchange shall be effected by the filing of respective articles and plans of share exchange with the State of Nevada Secretary of State.

The determination of the Exchange Ratio in the Share Exchange is based on the relative degree of control UTS’ controlling shareholders agreed to relinquish in exchange for the potential benefits that ownership of a public company may offer, on the one hand, and, on the other hand, the assurance of continued opportunities to increase the value of Company holdings.

At the Effective Date of the Share Exchange, holders of UTS common stock will cease to be stockholders of UTS and will no longer have any rights as UTS stockholders, other than the right to receive the applicable consideration in the Share Exchange.  After the Effective Date, there will be no transfers on UTS’ stock transfer books of any shares of UTS common stock.

The term sheet also contained a condition precedent to the Share Exchange Agreement that the Company shall have effected a reverse split of its common stock and issued a stock dividend to the September 15, 2006 Company shareholders.

Related Party Transactions

On February 1, 2007, UTS entered into a non-interest bearing short-term credit agreement with Daniel Seifer, a director and shareholder of the Company, for a total of $133,000. The note was increased by $20,000 during the second quarter of 2007. As of the filing date of this Information Statement, $153,000 was outstanding under this agreement.

Daniel Seifer and his father, Mark Seifer, hold 2,000,000 warrants to purchase 2,000,000 shares of UTS common stock at $0.20 per share. The warrants expire in July 2008. However, for the purposes of the proposed merger with UTS, Daniel and Mark Seifer have cancelled the warrants.

Daniel Seifer owns 1,500,000 shares of UTS common stock. Mark Seifer owns 500,000 shares of UTS common stock.  The section below entitled, “The Recapitalized Company” contains a table reflecting Daniel and Mark Seifer’s beneficial ownership of the Company after giving effect to the three proposed corporate actions contained in this Information Statement.

Conflicts of Interest

Daniel Seifer and Mark Seifer, along with 100% of all other UTS shareholders, voted their UTS shares in favor of the proposed merger.  Daniel Seifer is a director and significant shareholder of UTS and the Company.  Daniel Seifer has participated in all or almost all negotiations between UTS and the Company concerning the proposal for, and terms of, the proposed merger of UTS.

Scott Masse, chief executive officer of the Company, voted the Company’s 4,000,000 shares of UTS common stock in favor of the UTS board resolution approving the proposed merger.

Table of Security Ownership of More than 5% of UTS Common Stock

The following table sets forth information concerning the beneficial ownership of shares of UTS common stock with respect to shareholders who were known by us to be beneficial owners of more than 5% of our common stock as of the current date. The beneficial owner has sole voting and investment power with respect to such shares of common stock.  There currently are 11,082,500 shares of UTS common stock outstanding.

Name of Beneficial Owner	Number of Shares Beneficially Owned	% of Shares Beneficially Owned
Keith A. Tench	2,390,000	21.6%
Daniel Seifer	1,500,000	13.5%
Dynamic Natural Resources, Inc.	4,000,000 (1)	36.1%

(1)
Daniel Seifer will receive a pro rata distribution of these shares pursuant to the proposed stock dividend in this Information Statement. The shares proposed to be received are included in the section below entitled, “The Recapitalized Company”.

Description of UTS

UTS was incorporated in the State of Nevada on July 19, 2006. UTS is a provider of global positioning system (GPS) asset tracking systems. UTS’ systems are typically applied to monitor fleets of motor vehicles.

UTS produces and services a world wide web-based asset tracking technology primarily designed to track the location, speed, and heading of a customer’s motor vehicle in real time. Customers purchase and install UTS’ monitoring device in their motor vehicle.  Using integrated GPS and wireless communications technologies, the device broadcasts data to UTS. Customers then use its proprietary web site to remotely monitor and control their motor vehicle containing the UTS device, whether the vehicle is in authorized or unauthorized use.

UTS’ software platform can be customized to the customer’s needs. UTS applications and code are written on an open interface so it can integrate with legacy systems worldwide. Key features of our GPS tracking systems include:

•	Real-time location tracking
•	Historical location tracking
•	Alarm monitoring
•	Device configuration
•	System configuration

UTS is located at 3317 S. Higley Road, Suite 114-475, Gilbert, Arizona 85297. UTS' telephone number is (480) 855-8877.

UTS’ Securities

UTS’ has 100,000,000 shares of common stock, par value $0.0001 per share, and currently has 11,082,500 shares issued and outstanding, of which 4,000,000 shares are owned by Dynamic Natural Resources, Inc.  The Company acquired the 4,000,000 shares of UTS common stock for $400 in July 2006.  The Company has not bought or sold any other shares or interests in UTS.

UTS’ common stock has never publicly traded and therefore has never established a market price.  In July 2006 UTS issued 3,500,000 shares of common stock at par  to Keith Tench and his assigns.  In August 2006, UTS issued 2,000,000 units comprised of one share of common stock and one warrant to purchase one share of common stock to Daniel Seifer for $0.075 per share.  The warrants expire in July 2008, but they have been cancelled for purposes of the proposed merger.  Between August 2006 and February 2007, UTS issued shares of common stock for $0.20 per share to all of its other shareholders.  No additional securities have been issued since February 2007.

UTS has never paid any dividends on its common stock.  There are no warrants, options, preferred stock, or other securities issued by UTS that are outstanding. UTS does not have an equity compensation plan.

Regulatory Risks Related to UTS’ Securities

UTS may have exposure for possible violations of securities laws in connection with its early financing activities. During the U.S. Securities and Exchange Commission’s (“SEC”) review of UTS’ Form SB-2 registration statement filed November, 2006, the SEC commented that UTS was not able to characterize the proposed securities transaction registration as a re-sale registration of its private placement shares because it did not qualify for certain claimed exemptions from registration. In effect, UTS’ intended private placement of securities  was an unregistered public offering for which a fixed-price registration statement was required.  Accordingly, UTS could have resulting regulatory exposure for non-compliance with the securities registration provisions of state or federal securities laws.  Nevertheless, UTS is proposed to  be a wholly-owned subsidiary of the Company after the above three corporate actions are executed. Accordingly, we believe that any regulatory exposure UTS may have would remain with UTS, but if a monetary sanction were imposed against UTS, such action could negatively impact the Company’s consolidated financial statements.

Risks Related to UTS’ Business

UTS’ growth depends in part on the development, production and market acceptance of new products which it cannot assure will happen successfully.

To maintain competitiveness in its industry, UTS must support and enhance its existing products and develop new products in response to market demands. Product development involves a high degree of risk and uncertainty due to unforeseen difficulties and costs. UTS may not be successful in developing, marketing and releasing new products that it believes are necessary to respond to technological developments, evolving industry standards or changing customer requirements. In addition, its new product enhancements may not adequately meet the requirements of the marketplace and may not achieve the broad market acceptance necessary to generate significant revenues. If the release date of any future products or enhancements is delayed, or if these products or enhancements fail to achieve market acceptance when released, UTS’ revenues may decrease, it may not be able to recover their costs and its competitive position may be harmed.

Repeat sales to existing customers will occur so long as its customers acquire new vehicles and purchase its tracking system for the newly acquired vehicle.

One tracking device is installed per vehicle.  Repeat sales to existing customers will reasonably occur when the customer acquires an additional vehicle and chooses to install its tracking device in the newly acquired vehicle. UTS may, therefore, experience customer fleet saturation.

Economic downturns could reduce the level of consumer spending within the automobile industry, which could adversely affect demand for its products and services.

Consumer spending in the automobile industry is often discretionary and may decline during economic downturns, when consumers have less disposable income. UTS’ primary focus for domestic growth involves increasing its sales through existing automobile dealer channels and markets. Consequently, any change in general economic conditions resulting in a significant decrease in dealer automobile sales could adversely impact UTS’ future revenues and earnings.

If a court determines that its technology infringes on third parties’ intellectual property, it will likely face significant costs and it may lose their rights to the technology, which would harm its business.

UTS may be subject to infringement claims as the number of products and competitors in its industry grows. It is possible that it will inadvertently violate the intellectual property rights of other parties and those third parties may choose to assert infringement claims against it. If UTS is unsuccessful in any litigation based on a claim of infringement, in addition to exposure to substantial damages, it could be required to expend considerable resources to modify its products, to develop non-infringing technology or to obtain licenses to permit its continued use of the technology that is the subject matter of the litigation. If UTS is unsuccessful at these endeavors, it may be enjoined from using the technology subject to the infringement claim which, depending on its importance to their product line and business, could cause UTS to incur substantial liabilities and could adversely affect UTS’ profits, perhaps significantly. In addition, any future litigation to defend itself against allegations that it has infringed the rights of others could result in substantial costs to UTS, impede the development and sale of the affected product or intellectual property and divert the efforts of its technical and management personnel, even if UTS ultimately prevails.

UTS depends on a limited number of third parties to manufacture and supply infrastructure components for its principal products. If UTS’ suppliers cannot provide the components or services it requires, UTS’ ability to market and sell its products could be harmed.

Currently UTS relies on suppliers to manufacture its products. If UTS’ suppliers fail to supply these components in a timely manner that meet its quantity, quality or cost requirements, or technical specifications, UTS cannot be assured that it will be able to access alternative sources of these components within a reasonable period of time or at commercially reasonable rates. A reduction or interruption in supply of products that UTS purchases from their suppliers, or a significant increase in the price of these units, could have a material adverse effect on its marketing and sales initiatives regarding its products, which would hurt its business objectives and financial results.

UTS competes with numerous larger competitors, many of which are better financed and have a stronger presence in the industry.

As many of UTS’ competitors have significantly stronger name recognition than UTS, UTS’ competition may be in a position to quickly attract clients which are in need of products and services thus adversely impacting UTS’ potential pool of clients. UTS’ sales and marketing structure is not proprietary and it would not be difficult for a company to offer similar services. Further, entry into the marketplace by new competitors is relatively easy especially considering its existing presences and its greater resources for financing, advertising and marketing.

UTS has a limited operating history and has losses which it expects to continue in the future. As s result, UTS may have to suspend or cease operations.

UTS was incorporated on July 19, 2006. Thus, it has little operating history upon which an evaluation of its future success or failure can be made. It has generated minimal revenue since its inception. Its ability to achieve and maintain profitability and positive cash flow is dependent upon its ability to procure new business and generate revenues.

Based upon current plans, UTS expects to incur operating losses in future periods. This will happen because its minimum operating expenses continue to exceed its projected revenues. Its failure to generate sufficient revenues in the future may cause it to suspend or cease operations.

UTS is dependent on the services of key employees; UTS does not have written employment agreements with them and has not insured their lives, and their departure could have a material adverse effect upon UTS.

UTS has key employees that are an integral part of its business, and it does not have written employment agreements with them. There can be no assurance that these employees will remain with it. In the event that it was to lose any of these employees, there can be no assurances that it would be able to retain qualified staff. Further, UTS does not maintain any key man life insurance policies on its officers and/or directors. Therefore, the loss of the service of either of its employees could have a material adverse effect upon it.

UTS may not be able to generate adequate revenue to meet its obligations and fund its operating expenses.

Even if UTS raises sufficient capital and generates revenues to support its operating expenses, there can be no assurances that the revenue will be sufficient to enable it to develop business to a level where it will generate profits and cash flows from operations.

UTS’ MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

UTS has not, during its two most recent fiscal years or any subsequent interim period, dismissed an independent accountant or had an independent accountant resign or refuse to stand for re-election.

Note: References in this MD&A section to ”our” or “we” or the “Company” refer to UTS.

Results of Operations

Three months ended March 31, 2008

Our net income for three months ended March 31, 2008 was $4,597 compared to a loss of $122,152 for the three months ended March 31, 2007. A discussion of our results of operations is as follows:

Revenues for three months ended March 31, 2008 were $265,270 compared to $142,671 for the three months ended March 31, 2007. This is a result of our aggressive sales and marketing efforts.

Our cost of services was $159,715 or 60.2% of sales compared to $122,888 or 86.1% of sales for the three months ended March 31, 2007. Cost for services includes various expenses associated with providing our products and services. This includes units, activation of GPS services, wireless carrier services and mapping access. Cost of services decrease, as a percent of sales, as we expand our customer base and increase our revenues due to a certain amount of fixed cost in the delivery of sales.

Operating expenses were $100,958 for the three months ended March 31, 2008 compared to $141,935 for the three months ended March 31, 2007. This expense is attributable to various administrative and professional fees associated with our operations including marketing, payroll, office and other miscellaneous expenses. We have been able to reduce operating expenses as we aggressively monitor expenses while expanding our business.

No provision for income taxes have been reflected or recorded in these financial statements. We incurred a net income of $4,597 for the three months ended March 31, 2008 as a result of the matters discussed above. Although the company has incurred prior losses for $509,225 which may be used to offset future taxable income there was no benefit yet determined in the current three months.

Twelve months ended December 31, 2007

Our net loss for twelve month ended December 31, 2007 was $297,640. The loss was $211,585 for the period from July 19, 2006 (date of inception) through December 31, 2006. A discussion of our results of operations is as follows:

Revenues for the twelve months ended December 31, 2007 were $501,122 and $204,516 for the period from July 19, 2006 (date of inception) through December 31, 2006. This is a result of our aggressive sales and marketing efforts.

Our cost of service was $564,875 or 70.5% of sales for the twelve months ended December 31, 2007 and $202,699 or 99.1% of sales for the period from July 19, 2006 (date of inception) through December 31, 2006. Cost for services includes various expenses associated with providing our products and services. This includes units, activation of GPS services, wireless carrier services and mapping access. Our cost of services has been decreasing, as a percent of sales, as we expand our customer base and increase our revenues.

Operating expenses were $536,986 or 67% of sales for the twelve months ended December 31, 2007 compared to 213,244 or 104.4% of sales for the period from July 19, 2006 (date of inception) through December 31, 2006. This expense is attributable to various administrative and professional fees associated with our operations including marketing, payroll, office, and other miscellaneous expenses. We have undergone aggressive and expense containment measures while also aggressively growing revenues. Additionally do to a substantial amount of fixed cost, operating expenses as a percent of sales continues to decline as our revenues increased.

No provision for income taxes have been reflected or recorded on these financial statements. We incurred a net loss of $297,640 for the twelve months ended December 31, 2007 as a result of the matters discussed above. Losses to date may be used to offset future taxable income, assuming the Company becomes profitable.

Liquidity and Capital Resources

As reflected in the accompanying financial statements, the Company has a working capital deficit and stockholders’ deficit of $12,791 and $31,698, respectively, as of March 31, 2008. Although the company had a profit of $4,597 for the three months ended March 31, 2008 it has incurred substantial losses in prior periods and has been dependent upon the financial support of stockholders, management and other related parties.

Management is seeking additional financial resources which the Company believes will support operations and its continued growth. These financial resources include financing from both related and non-related third parties, as discussed in the accompanying footnotes to the financial statement. There can be no assurance that management will be successful in these efforts. The financial statements do not reflect any adjustments that may arise as a result of this uncertainty.

We expect our operating expenses to continue to increase as we attempt to build our brand and expand our customer base. We hope our expenses will be funded from operations and short-term loans from officers, shareholders, or others; however, our operations may not provide such funds and we may not be able obtain short-term loans from officers, shareholders, or others. Our officers and shareholders are under no obligation to provide additional loans to the company.

Off Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

Anti-Takeover Effects

The three proposed corporate actions, after being effectuated, will have the effect of decreasing the number of authorized and issued common stock while leaving unchanged the number of authorized shares of common stock.  We will continue to have 100 million shares of authorized common stock after the reverse split, stock dividend, and merger with UTS. However, the number of authorized but unissued shares of Common Stock effectively will be increased significantly by the reverse split because the 30,840,334 shares outstanding prior to the reverse split, approximately 31% of the 100 million authorized shares, will be reduced to approximately 3,084,033 shares, or 3.1% of the 100 million authorized shares. After the effective date of the merger and taking into account all shares issued as a result of the stock dividend, we will have a total of approximately 14,166,534 shares issued and outstanding, or 14.2% of the authorized shares. In the future, if additional authorized shares are issued, it may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of common stock. The effective increase in the number of authorized, but unissued shares of Common Stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Company’s Certificate of Incorporation or Bylaws. Such a use of these additional authorized shares could render more difficult, or discourage, an attempt to acquire control of the Company through a transaction opposed by the Board of Directors. At this time, the Board of Directors does not have plans to issue any shares of Common Stock resulting from the effective increase in the number of our authorized, but unissued shares generated by the reverse stock split.

UTS Shareholder Approval

UTS’ shareholders have unanimously approved the proposed plan of share exchange.  Every UTS shareholder has executed the Agreement and Plan of Share Exchange, dated as of May 1, 2008 (the “Share Exchange Agreement”), by and between UTS and the Company.  A majority of UTS shareholders, consisting of the Company, Daniel Seifer, and Keith A. Tench, consented in writing to a binding term sheet between UTS and the Company on or about April 1, 2008.  Thereafter, the remaining UTS shareholders were contacted directly by Mr. Tench or Mr. Seifer. By May 30, 2008, 100% of the UTS shareholders had executed the Share Exchange Agreement.  UTS shareholders were also provided with an Information Statement describing in detail the proposed transaction. The Information Statement contained a provision for dissenter’s rights under Nevada law.  No UTS shareholders have exercised their dissenter’s rights.

UTS shareholders have been advised and have agreed in writing that each will receive restricted Company stock in the share exchange and that each must hold their Company stock for at least six months pursuant to the requirements of SEC Rule 144.  Accordingly, the share exchange is being effected pursuant to an exemption from registration pursuant to Regulation D, Rule 506, because UTS has a total of 32 shareholders (excluding the Company’s UTS shareholder status), all of whom have represented that they are sophisticated, and 8 of them are accredited.

Approval by Company Shareholders

Fifty-one percent (51%) of the Company’s shareholders have approved the Board resolution calling for the consummation of the merger with UTS.  Accordingly, we are not soliciting shareholder proxies.  This Information Statement is furnished only to inform our shareholders of the proposed actions and to inform them of their dissenter’s rights under Nevada law.  Shareholders have the right to dissent from the proposed merger with UTS.  For more information on the right to dissent, please see the section entitled, “Dissenter’s Rights” and the Nevada Revised Statute sections provided on pages 24, 25, and Exhibit 1.

The merger of UTS will not become effective until the filing with the Nevada Secretary of State of articles and a plan of merger at least 20 days after the date of the mailing of this Information Statement to the Company’s shareholders.

The elimination of the need for a special meeting of the shareholders to approve the merger is authorized by §78.320 of the Nevada Revised Statutes.  This Section provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on a matter were present and voted, may be substituted for the special meeting. In order to eliminate the costs and management time involved in holding a special meeting and in order to effect the merger as early as possible in order to accomplish the purposes of the Company and UTS, the Board of Directors voted to utilize the written consent of the majority shareholders of the Company.

Regulatory Approval

To the Company’s knowledge, the only required regulatory or governmental approval or filing necessary in connection with the consummation of the merger will be the filing of the articles of merger with the Secretary of State of the State of Nevada.

Certain Federal Income Tax Consequences

The adjusted basis of the new Company Shares will be equal to the adjusted basis of an original UTS shareholder's shares. Our beliefs regarding the tax consequence of the Share Exchange are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the position expressed above. This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident foreign individuals, broker-dealers and tax exempt entities. The state and local tax consequences of the Share Exchange may vary significantly as to each shareholder, depending upon the state in which he or she resides.

The foregoing summary is included for general information only. Accordingly, shareholders are urged to consult their own tax advisors with respect to the Federal, State and local tax consequences of the Share Exchange.

Accounting Treatment

We expect the merger to be accounted for as a purchase.  All of the pro forma financial information in the Information Statement assumes that the merger will be accounted for as a purchase.  However, we cannot assure you that the merger will, in fact, qualify as a purchase.  We will account for the merger in whichever manner complies with GAAP requirements at the time of the merger.

The parties have prepared the unaudited pro forma financial information contained in this Information Statement using the purchase accounting method to account for the merger.  See "SUMMARY – Comparative Pro Forma and Historical Per Share Data" and the “Dynamic Natural Resources, Inc. Unaudited Pro Forma Balance Sheet”, “Dynamic Natural Resources, Inc. Unaudited Pro Forma Statement of Operations,” and the “March 31, 2008 Table of Historical and Pro Forma Information Per Share” included in the accompanying Financial Statements.

Rights of Dissenting Stockholders

Under Nevada Law shareholders are entitled to dissenter’s rights of appraisal with respect to the share exchange with UTS shareholders and with respect to the issuance of shares to the shareholders of record on September 15, 2006.

The following discussion is not a complete statement of the law pertaining to dissenters’ rights under Title 7 of the Nevada Revised Statutes, referred to as the NRS, and is qualified in its entirety by the full text which is comprised of Chapter 92A, which is reprinted in its entirety as Appendix C to this information statement.  Any Dynamic shareholder who desires to exercise his or her dissenters’ rights should review carefully sections 420 (Prerequisites to Demand for Payment for Shares), section 440 (Demand for Payment and Deposit of Certificates; Retention of Rights of Stockholder), and section 460 (Payment for Shares, General Requirements) is urged to consult a legal advisor before electing or attempting to exercise his or her rights.  All references in Chapter 92A to a “shareholder” and in this summary to a “Dynamic shareholder” or a “holder of Dynamic stock” are to the record holder of shares as to which dissenters’ rights are asserted.

Dynamic stockholders who oppose or dissent to the Share Exchange have a right to receive cash, in exchange for their shares of Dynamic common stock, for the fair value of their Dynamic common stock in accordance with procedures prescribed by Nevada law.

Dynamic stockholders who oppose the Share Exchange may elect to receive payment in cash for their shares of Dynamic common stock.  If you elect to receive payment in cash for your Dynamic common stock, you must notify Dynamic in writing on or before __________, 2008, state the number of shares you wish to sell, and enclose a properly endorsed share certificate(s) representing the number of shares of Dynamic common stock being surrendered.  Upon receiving such notice, together with the properly endorsed share certificate(s), Dynamic’s board of directors will determine the fair value of your shares.

Any Dynamic stockholder who contemplates exercising a dissenter’s right to receive cash for the fair value of his or her common stock is urged to read carefully sections 420, 440, and 460 of Chapter 92A of Title 7 of the Nevada Revised Statutes, attached to this Information Statement as Appendix C.

Subject to the exceptions stated below, holders of Dynamic stock who comply with the applicable procedures summarized below will be entitled to dissenters’ rights.

What Are Dissenters’ Rights?  Dynamic shareholders who follow the proper procedures will be entitled to receive from Dynamic the fair value of their shares, calculated as of the close of business on the date on which Dynamic’s shareholders approved the Share Exchange.  Fair value takes into account all relevant factors but excludes any appreciation or depreciation in anticipation of the Share Exchange.  Dynamic shareholders who elect to exercise their dissenters’ rights must comply with all of the procedures to preserve those rights.

Notice of Intention to Dissent.  If you wish to exercise your dissenters’ rights, you must follow the procedures set forth in Appendix C.  You must file a written notice of intention to demand the fair value of your shares with the Chairman of the Board of Dynamic prior to [Date].  You must not vote your shares in favor of the proposed action.  The notice of approval will state where and when a demand for payment must be sent and where the certificates for eligible shares must be deposited in order to obtain payment.  The notice of approval will also supply a form for demanding payment which includes a request for certification of the date on which the holder, or the person on whose behalf the holder dissents, acquired beneficial ownership of the shares.

If you assert your dissenters’ rights, you must ensure that Dynamic receives your demand form and your certificates on or before the demand deadline, which will be 30 days after the date of the notice of approval.  All mailings to Dynamic are at your risk.  Accordingly, Dynamic recommends that your notice of intention to dissent, demand form and stock certificates be sent by certified mail only, by overnight courier or by hand delivery.

If you fail to file a notice of intention to dissent, fail to complete and return the demand form, or fail to deposit stock certificates with Dynamic, each within the specified time periods, you will lose your dissenters’ rights under the Nevada Revised Statutes.  You will retain all rights of a shareholder, or beneficial owner, until those rights are modified by completion of the Share Exchange.

Payment of Fair Value by Dynamic.  All dissenters, wherever residing, whose demands have not been settled will be made parties to any appraisal proceeding.  The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value.  Each dissenter made a party will be entitled to recover an amount equal to the fair value of the dissenter’s shares, plus interest, or if Dynamic previously remitted any amount to the dissenter, any amount by which the fair value of the dissenter’s shares is found to exceed the amount previously remitted, plus interest.

A DISSENTING STOCKHOLDER MUST STRICTLY ADHERE TO THE PROCEDURAL STEPS PRESCRIBED BY CHAPTER 92A IN ORDER TO PERFECT DISSENTERS’ RIGHTS.  THE FAILURE OF A DYNAMIC STOCKHOLDER TO COMPLY WITH THESE PROCEDURAL STEPS WILL RESULT IN THE STOCKHOLDER RECEIVING DYNAMIC SHARES IN EXCHANGE FOR HIS OR HER DYNAMIC SHARES BASED ON THE EXCHANGE RATIO SET FORTH IN THE SHARE EXCHANGE AGREEMENT.

OUR PRINCIPAL SHAREHOLDERS

As of April 1, 2008, there were 30,840,334 shares of our common stock outstanding.  Our common stock is the only class of voting securities. Each share of common stock has one vote per share.

The following table sets forth, as of that date, information known to us relating to the beneficial ownership of these shares by:

a. each person who is the beneficial owner of more than 5% of the outstanding shares of voting securities;
b. each director;
c. each executive officer; and
d. all executive officers and directors as a group.

Title of Class	Name and Address of Beneficial Owner	Amount of Beneficial Ownership		Percent of Class
Common Stock	Daniel Seifer	10,402,700		33.77%
Common Stock	Scott R. Masse	3,440,000	(1)	11.2%
Common Stock	Gerald Schiano	-		-%
All officers and directors as a group		13,842,700		44.9%
Common Stock	Mark Seifer (2)	1,051,500		3.4%
Common Stock	Wesley Pierce (2)	932,700		3.0%

(1)	On April 1, 2008, the Company issued an additional 1,730,000 shares to Scott Masse as compensation, making his total pre-split holdings 3,440,000 shares.
(2)
Mark Seifer and Wesley Pierce consented in writing to vote their shares in favor of the Remedial Plan. Their interests are included in this table solely to reflect that 51.3% of the issued and outstanding shares were voted in favor of the Remedial Plan.

Unless otherwise indicated, the address of each beneficial owner in the table set forth above is care of Dynamic Natural Resources, Inc., 78 South Street, Suite 202, Wrentham, MA.

We believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. Under securities laws, a person may be considered to be the beneficial owner of securities he owns and that can be acquired upon the exercise of options, warrants, convertible securities or other understandings.

Compensation of Directors

Our directors receive no compensation as members of our board. Our directors are reimbursed for travel and out-of-pocket expenses in connection with attendance at board meetings. The following table summarizes compensation that our current directors earned during 2007 and 2006 for services as members of our Board of Directors.

	Year	Fees Earned or Paid in Cash	Options Awarded	All Other Compensation	Total
Daniel Seifer	2007	$-	$-	$-	$-
	2006	-	-	-	-
					-
Scott R. Masse	2007	-	-	-	-
	2006	-	-	-	-
					-
Gerald Schiano	2007	-	-	-	-
	2006	-	-	-	-

DYNAMIC NATURAL RESOURCES, INC.’S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

 Results of Operations

THREE MONTHS ENDED MARCH 31, 2008

Our net loss for three months ended March 31, 2008 was $23,563, compared to a net loss of $7,016 for the three months ended March 31, 2007. A discussion of our results of operations is as follows:

Revenues for the three months ended March 31, 2008 and 2007 were $0. Immaterial revenues have been generated since inception. However, we do anticipate revenue increases in 2008.

 Our cost of services for the three months ended March 31, 2008 and 2007 were $0.

Operating expenses were $23,564 for the three months ended March 31, 2008, compared to $7,116 for the three months ended March 31, 2007. This expense is attributable to various administrative and professional fees.

No provision for income taxes have been reflected or recorded on these financial statements. We incurred a net loss of $23,564 for the three months ended March 31, 2008 as a result of the matters discussed above. Losses to date may be used to offset future taxable income, assuming the Company becomes profitable.

Liquidity and Capital Resources

As of March 31, 2008. The Company has incurred losses and has been dependent upon the financial support of stockholders, management and other related parties.

Management has successfully obtained additional financial resources, which the Company believes will support operations until profitability can be achieved. These financial resources include financing from both related and non-related third parties, as discussed in the footnotes to the financial statements. There can be no assurance that management will be successful in these efforts. The financial statements do not reflect any adjustments that may arise as a result of this uncertainty.

We expect our operating expenses to continue to increase as we attempt to build our brand and expand our oil and gas properties. We hope our expenses will be funded from operations and short-term investments from officers, shareholders or others; however, our operations may not provide such funds and we may not be able obtain short-term loans from officers, shareholders or others. Our officers and shareholders are under no obligation to provide additional loans to the company.

THE RECAPITALIZED COMPANY

COMBINED BENEFICIAL OWNERSHIP OF COMMON STOCK AFTER THE EFFECTIVENESS OF THE REMEDIAL PLAN

Following the effectiveness of the Remedial Plan, we will have approximately 14,166,534 shares of common stock, par value $0.0001 per share, issued and outstanding.  The tables below describe the post reverse-split and merger effects of the recapitalized Company and the beneficial ownership of:

a. each person who will be the beneficial owner of more than 5% of the outstanding shares of voting securities;
b. each director;
c. each executive officer; and
d. all executive officers and directors as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned	% of Total Issued and Outstanding
Daniel Seifer	4,948,474(1)	34.9%
Keith A. Tench	2,590,000	18.3%
Mark Seifer (2)	866,583	6.1%
Terrell J. Horne	200,000	1.4%
Scott R. Masse	344,000	2.4%
Gerald Schiano	-	-
All officers and directors as a group	8,949,057	63.2%

(1) Includes 2,154,071 shares owned by Smarts Financial Services, Inc., a company controlled by Daniel Seifer, and 251,633 shares owned Daniel Seifer's spouse.
(2) Mark Seifer is the father of director Daniel Seifer.

The following table sets forth the name and, as of the Effective Date of the UTS merger, the age and position of each officer and director of our company.

Name	Age	Position
Keith A. Tench	37	Director, CEO of UTS
Daniel Seifer	31	Director
Terrell Horne	27	Director, CFO of UTS
Scott Masse	34	Director, CEO of Dynamic Natural Energy, Inc.
Gerald Schiano	48	Director, CFO of Dynamic Natural Energy, Inc.

Background of Executive Officers, Directors and Significant Employees

Daniel Seifer -Mr. Seifer joined UTS as a director at its inception in July 2006. Mr. Seifer has spent the last 12 years as a public company consultant though his company Smarts Financial Services, Inc. Mr. Seifer’s consulting services include the provision of advice in the realms of investor relations, public relations, capital formation, and mergers and acquisitions. Mr. Seifer has been a director since August 2006 of the Company and was its CEO and chairman of the board between approximately August 2006 and August 2007. Mr. Seifer graduated from Michigan State University with a degree in engineering and a minor in business.

Scott Masse -Mr. Masse attended Boston College graduating with a Bachelors degree in finance and accounting in 1996.   Currently Mr. Masse is a director and CEO of the Company.  He has held both positions since August, 2007.  Prior to this position, Mr. Masse was employed as an associated person, a stock broker, at  Options Xpress (November 2006 to August 2007), Summit Brokerage (November 2005 to -November 2006), First Union Securities/Wachovia Securities (June 2001 to November 2005), Legg Mason (October 1998 to June 2001), Smith Barney (October 1996 to October 1998).

Gerald Schiano -Mr. Schiano attended Rhode Island College and graduated with a Bachelors degree in 1981.  Since September, 2007, Mr. Schiano has worked for the Company as the Chief Financial Officer, Chief Operations Officer and Treasurer.  Mr. Schiano has worked as chief executive officer and chief operating officer of Mechanical Insulation (1987-2007), and for Papst Mechatronic, as a controller (1982-1987), as a chief accountant at Gilbane Building (1981-1982).  Mr. Schiano has been involved in litigation regarding his status as the personal guarantor of a corporate loan in a matter unrelated to the Company.

Keith A. Tench -Mr. Tench has been Chairman and CEO of UTS since inception in July 2006. Mr. Tench is responsible for UTS’ growth and development. Prior to UTS, Mr. Tench spent the past twelve years: working as president of a GPS company called Navicom GPS, a subsidiary of NowAuto Group, Inc. (OTCBB: NAUG)(from January 2005 to June 2006); one year as a global account executive at Alltel, and eight years as a global account executive at AT&T Wireless (where he was responsible for the advancement of Hewlett-Packard, Compaq Computers and Agilent Technologies). Mr. Tench coordinated a national team of over 80 representatives that provided sales implementations with remote national locations. His experience and knowledge of the industry are valuable assets to the Company’s wireless and GPS-based product line. Mr. Tench graduated from Sonoma State University with a bachelor of arts in communication and information studies.

Terrell J. Horne –Mr. Horne attended Southwest Texas State.  Mr. Horne has consented to becoming a director of the Company, and has held the office of Chief Financial Officer at UTS since July 2006.  Prior to this position, Mr. Horne worked in sales and finance at the Navicom Corporation (November 2004 to July 2006) and as head golf professional at Western Skies Golf Club from March 2003 to October 2004.

 PRO FORMA FINANCIAL INFORMATION

We prepared the pro forma information based upon the financial statements of Dynamic and UTS giving effect to the proposed transaction under the assumptions and adjustments set forth in the footnotes to the pro forma consolidated condensed financial statements.

The pro forma consolidated condensed financial statements may not be indicative of the results that actually would have occurred if the Reverse Merger had been in effect on the dates indicated or which may be obtained in the future.  You should read the pro forma consolidated condensed financial statements in conjunction with the financial statements and notes to financial statements of Dynamic and UTS included in this Information Statement.

DYNAMIC NATURAL RESOURCES, INC.
UNAUDITED PRO FORMA BALANCE SHEET
MARCH 31, 2008
	DYNI	UTS	ADJ DEBIT/CRE	PRO FORMA
ASSETS
Current Assets:
Cash	$15,674	$20,090		$35,764
Accounts Receivable		149,724		149,724
Other Current Assets	900	32,364		33,264
Total Current Assets	16,574	202,178		218,752

Property & Equipment Net	8,525	796		9,321

Other Assets:
Oil and Gas Properties	318,963	-		318,963
Total other Assets	318,963	-		318,963

TOTAL ASSETS	$344,062	$202,964		$547,036

LIABILITIES & STOCKHOLDERS EQUITY (DEFICIT)
Current Liabilities:
Accounts Payable	$3,869	$91,985		$95,854
Accrued Liabilities	-	103,734		103,734
Total Current Liabilities	3,869	195,719		199,588

Long Term Liabilities	12,708	38,853		51,561

TOTAL LIABILITIES	16,577	234,572		251,149

Stockholders Equity (Deficit)
Common stock at $0.0001 per value; 100,000,000 shares authorized; issued and outstanding: 14,191,533 shares	2,747	1,111	(2,439)	1,419
Additional paid-in capital	957,053	471,268	2,439	1,430,760
Accumulated deficit	(632,315)	(503,977)		(1,136,292)

Stockholders’ Equity (Deficit)	327,485	(31,598)		295,887

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$344,062	$202,974		$547,036

DYNAMIC NATURAL RESOURCES, INC.
UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
	DYNI	UTS	ADJ DEBIT/CRE	PRO FORMA
Revenue	$-	$265,270		$265,270
Cost of Revenue	-	159,715		159,715
Gross Profit	-	105,555		105,555

Operation Expenses:
General and Administrative	18,471	98,108		116,573
Professional Fees	5,093	2,205		7,898
Total operating Expenses	23,564	100,307		123,871

Net Income (Loss)	$(23,564)	$5,248		$(18,316)

Basic and Diluted net Income (loss) per share	$(0.01)	$0.00		$(0.01)

Weighted Average Number of Shares used in Calculation Basic and Diluted Net income (loss) Per share	3,084,033	11,107,500		14,191,533

MARCH 31, 2008
Table of Historical and Pro Forma Information Per Share
	Parent Company Dynamic Natural Resources, Inc.		Target Company Universal Tracking Solutions, Inc
	HISTORICAL	PRO FORMA	HISTORICAL	PRO FORMA
Book Value Per Share
As of March 31, 2008	$0.01	$0.02	$0.00	$0.00

Cash dividend per share
For the Year Ended December 31, 2007	$0.00	$0.00	$0.00	$0.00

For the Three Months ended March 31, 2008	$-0-	$-0-	$0.00	$0.00

Income (Loss) Per Share
For the year Ended December 31, 2007	$0.02	$(0.06)	$(0.03)	$(0.04)
	(25,576,250 SHS)	(14,191,533 SHS)	(11,062,848 SHS)	(7,082,500 SHS)

For the Three Months Ended March 31,2008	$(0.00)	$0.00	$0.00	$0.00
	(27,469,857 SHS)	(14,191,533 SHS)	(11,107,500 SHS)	(7,082,500 SHS)

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

One Information Statement will be delivered to multiple shareholders sharing an address unless we receive contrary instructions from one or more of the shareholders sharing such address. Upon receipt of such notice, we will undertake to promptly deliver a separate copy of this Information Statement to the shareholder at the shared address to which a single copy of the Information Statement was delivered and provide instructions as to how the shareholder can notify us that the shareholder wishes to receive a separate copy of this Information Statement or other communications to the shareholder in the future.  In the event a shareholder desires to provide us with such notice, it may be given verbally by telephoning our offices at (508) 463-6290, or by mail to our address at 78 South Street Suite 202, Wrentham, MA 02093.

ADDITIONAL INFORMATION ABOUT THE COMPANY

We file annual and special reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

ADDITIONAL INFORMATION ABOUT UTS

UTS may be contacted for additional information. UTS is located at 3317 S. Higley Road, Suite 114-475, Gilbert, Arizona 85297. UTS' telephone number is (480) 855-8877.

Exhibits

1)	Dissenter’s Rights: Nevada Revised Statute, Title 7, §92A
2)	Audited UTS Financial Statements
3)	April 1, 2008 Board Resolution
4)	Share Exchange Agreement
5)	Audited DNR Financial Statements

DYNAMIC NATURAL RESOURCES, INC.

By:	/s/ Scott Masse
Scott Masse
CEO